Exhibit 23.1

March 26, 2012

The Board of Directors
China XD Plastics Company Limited
No. 9 Dalian North Road
Haping Road Centralized Industrial Park
Harbin Development Zone
Heilongjiang Province
People’s Republic of China

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-167423) and the Registration Statement on Form S-3 (File No. 333-164027), as amended, of China XD Plastics Company Limited (the “Company”) of our report dated March 31, 2011 (except for note 19, as to which the date is March 26, 2012) relating to the consolidated financial statements of the Company as of December 31, 2010 and for the year ended December 31, 2010, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011 filed with the Securities and Exchange Commission on or about March 26, 2012.

Yours faithfully,

/s/ Moore Stephens
Certified Public Accountants
Hong Kong